INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we herby consent to the incorporation of our report dated March 28, 2005 included in this Form 10-KSB into the Company's previously filed Registration Statement on Form S-8 File Nos. 333-86704, 333-30467, 333-30359 and 333-80368 and in the Registration Statement on Form SB-2 File No. 333-109772.


/s/ VITALE, CATURANO & COMPANY, LTD.

Boston, Massachusetts
March 28, 2005